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                                                                   EXHIBIT 23.5

September 30, 1996

Gerrity Oil & Gas Corporation
1625 Broadway, Suite 2000
Denver, Colorado 80202

Dear Sirs:

        We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") of Patina Oil & Gas Corporation ("Patina"), relating to the redemption, reclassification and exchange of Depository Shares representing interests in the $12.00 Preferred Stock of Gerrity Oil & Gas Corporation for shares of 7.125% Preferred Stock of Patina, of our opinion letter appearing as Annex B to the Information Statement/Prospectus which is included in the Registration Statement, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 A.G. EDWARDS & SONS, INC.


                                                 By: /s/ RAY KALINOWSKI
                                                    ---------------------------
                                                     Vice President